Exhibit i(1)

1290 AVENUE OF THE AMERICAS NEW YORK, NY 10104-0050 TELEPHONE: 212.468.8000 FACSIMILE: 212.468.7900 WWW.MOFO.COM	MORRISON & FOERSTER LLP NEW YORK, SAN FRANCISCO, LOS ANGELES, PALO ALTO, SACRAMENTO, SAN DIEGO, DENVER, NORTHERN VIRGINIA, WASHINGTON, D.C. TOKYO, LONDON, BRUSSELS, BEIJING, SHANGHAI, HONG KONG

April 16, 2012

The Victory Variable Insurance Funds

3435 Stelzer Road

Columbus, OH 43219

Re:                               The Victory Variable Insurance Funds

Ladies and Gentlemen:

We have acted as counsel for The Victory Variable Insurance Funds, a Delaware statutory trust (the “Trust”), in connection with certain matters relating to the formation of the Trust and the issuance of Shares therein.  Capitalized terms used herein and not otherwise herein defined are used as defined in the Amended and Restated Trust Instrument of the Trust dated as of October 15, 1998 (the “Governing Instrument”).

In rendering this opinion, we have examined and relied on copies of the following documents, certified or otherwise identified to our satisfaction: the Amended and Restated Certificate of Trust of the Trust as filed in the Office of the Secretary of State of the State of Delaware (the “State Office”) October 15, 1998 (the “Certificate”); the Governing Instrument; the Trust Instrument of the Trust dated February 11, 1998 (the “Original Governing Instrument”); the original Bylaws of the Trust dated February 20, 1998; the Amended and Restated Bylaws of the Trust dated October 15, 1998; the Amended and Restated Bylaws of the Trust dated August 26, 2009 (the “Bylaws”); Post-Effective Amendment No. 20 to the Registration Statement (including the prospectus and statement of additional information forming a part thereof) on Form N-1A of the Trust filed with the Securities and Exchange Commission on May 5, 2011 (the “Registration Statement”); certain resolutions of thce Trustees of the Trust including resolutions dated February 20, 1998 relating to, among other things, the organization of the Trust, resolutions dated August 28, 1998 relating to, among other things, the establishment of the Diversified Stock Fund (the “Fund”), resolutions dated May 11, 1999, December 2 and 3, 2002 and August 26, 2009 relating to, among other things, the adoption of the Bylaws (all such resolutions, together with the Certificates, the Governing Instrument, the Bylaws and the Registration Statement are referred to as the “Governing Documents”); a Certificate of Secretary of the Trust dated on or about the date hereof certifying as to the Governing Instrument and the due adoption of the resolutions referenced above; and a certification of good standing of the Trust obtained as of a recent date from the State Office.

In such examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, and the legal capacity of natural persons to complete the execution of documents.  We have further assumed for purposes of this opinion: (i) the due adoption, authorization, execution and delivery, as applicable, by or on behalf of each of the parties thereto of the above-referenced agreements, instruments, certificates and other documents, and of all documents contemplated by the Governing Documents to be executed by investors desiring to become Shareholders (including the due approval of the Governing Instrument by Shareholders); (ii) the payment of consideration for Shares, and the application of such consideration, as provided in the Governing Documents and compliance with all other terms, conditions and restrictions set forth in the Governing Documents in connection with the issuance of Shares; (iii) that appropriate notation of the names and addresses of, the number of Shares held by, and the consideration paid by, Shareholders will be maintained in the appropriate registers and other books and records of the Trust in connection with the issuance or transfer of Shares; (iv) that no event has occurred that would cause a termination or dissolution of the Trust under Section 11.04 or 11.05 of the Governing Instrument; (v) that no event has occurred that would cause a termination or dissolution of the Fund under Section 2.06 or 11.04 of the Governing Instrument; (vi) that the activities of the Trust have been and will be conducted in accordance with the terms of the Governing Instrument and the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et seq.; and (vii) that each of the documents examined by us is in full force and effect and has not been amended, supplemented or otherwise modified, except as herein referenced.  As to any facts material to our opinion, other than those assumed, we have relied without independent investigation on the above-referenced documents and on the accuracy, as of the date hereof, of the matters therein contained.

We are members of the Bar of the State of New York and do not hold ourselves out as experts on, or express any opinion as to, the law of any other state or jurisdiction other than the laws of the State of New York and applicable federal laws of the United States.  In rendering this opinion, without independent verification, and with your permission, we have relied solely upon an opinion of Morris, Nichols, Arsht & Tunnell LLP (the “Local Counsel Opinion”), special Delaware counsel to the Trust, a copy of which is attached hereto, concerning the organization of the Trust and the authorization and issuance of the Shares, and our opinion is subject to the assumptions, qualifications and limitations set forth in the Local Counsel Opinion, which are incorporated herein by reference.  No opinion is expressed herein with respect to the requirements of, or compliance with, federal or state securities or blue sky laws. Further, we express no opinion on the sufficiency or accuracy of any registration or offering documentation relating to the Trust or the Shares.

Based on and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that:

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1.                                                       The Trust is a duly formed and validly existing statutory trust in good standing under the laws of the State of Delaware.  The Fund is a validly existing Series of the Trust.

2.                                                       Shares of the Fund, when issued to Shareholders in accordance with the terms, conditions, requirements and procedures set forth in the Governing Documents, will be validly issued, fully paid and non-assessable Shares of beneficial interest in the Trust.

This opinion is solely for your benefit, may not be relied on by any person or for any purpose and is not to be quoted in whole or in part, summarized or otherwise referred to, nor is it to be filed with or supplied to any governmental agency or other person without the written consent of this firm.  This opinion letter is rendered as of the date hereof, and we specifically disclaim any responsibility to update or supplement this letter to reflect any events or facts which may hereafter come to our attention, or any changes in statutes or regulations or any court decisions which may hereafter occur.

Notwithstanding the previous paragraph, we consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to a post-effective amendment to the Trust’s Registration Statement on Form N-1A.  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Morrison & Foerster LLP